Exhibit 99.1

R&G FINANCIAL CORPORATION SIGNS CONSENT ORDERS WITH BANKING REGULATORS

CONTACT:	Victor J. Galan, Chairman of the Board and Chief Executive Officer
Vicente Gregorio, Executive Vice President and Chief Financial Officer
PHONE:	(787) 766-8301

FOR RELEASE:	IMMEDIATELY

R&G Financial Corporation, San Juan, Puerto Rico (NYSE: RGF) (the “Company”) announced today that on March 14, 2006, its Board of Directors consented to the issuance of a Cease and Desist Order (the “FRB Order”) by the Board of Governors of the Federal Reserve System (the “FRB”). The FRB Order became effective on March 16, 2006. On the same date, the Board of Directors of R-G Premier Bank of Puerto Rico (the “Bank”), the Company’s wholly owned Puerto Rico banking subsidiary, entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist with the Federal Deposit Insurance Corporation (the “FDIC”). The FDIC Order to Cease and Desist (the “FDIC Order”) was issued and became effective on March 16, 2006. The Commissioner of Financial Institutions for the Commonwealth of Puerto Rico (the “Commissioner”) and the Bank have also agreed that the issuance of the FDIC Order shall be binding upon the Commissioner and the Bank with the same legal effect as if the Commissioner had issued a separate order (collectively, the “Orders”).

The Orders require the Company and the Bank to, among other things, file with the FRB and the FDIC within proscribed time periods updated plans with respect to capital and liquidity and to engage an independent consultant to report to it on specified matters related to mortgage loans in its loan portfolio, and to act on recommendations resulting therefrom.

In addition, the Orders require that the Company and its banking subsidiaries receive the prior permission of its applicable regulator prior to making or declaring any dividends or payments on their outstanding securities. In requesting approval for such payments, the Company and the Bank must demonstrate that the proposed payment will not have an unacceptable impact on capital, cash flow, concentrations of credit, asset quality and allowances for loan losses. Both the FRB and the FDIC have expressed in the Orders their willingness to approve such requests for payment provided that they determine, in their discretion, that such payments will not have an unacceptable impact on the factors referenced above. While the Company cannot give assurances that it will receive the required regulatory permissions to make dividend payments, the Company does believe that it and its subsidiary banks remain well capitalized at December 31, 2005, after taking anticipated adjustments related to its ongoing financial restatement project into consideration.

Finally, the Orders required the Company and its affiliates to only engage in transactions with each other which comply with applicable federal affiliate transactions regulations. Under the Orders, the Company and its affiliates are permitted to continue to conduct business with each other as it has done in the past.

Under the terms of the Orders, the Company, the Bank and the respective regulatory agencies recognize that the Company and the Bank neither admit nor deny any unsafe and unsound banking practices. No fines or monetary penalties were assessed against the Company or the Bank under the Orders.

Víctor Gálan, the Company’s Chairman and Chief Executive Officer, said that the Company is committed to taking all initiatives necessary to assure that it has in place the appropriate procedures and controls from both business and regulatory perspectives. He also stated that the Company is working very hard to complete its financial restatement as soon as possible.

The Orders have been filed with the Securities and Exchange Commission as exhibits to a current report on Form 8-K. The Form 8-K can be accessed at www.sec.gov. A copy of the consent order with the Federal Reserve is available at www.federalreserve.gov, and a copy of the consent order with the FDIC is available at www.fdic.gov.

The Company, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries Premier Bank, R-G Crown Bank, its Florida-based federal savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and R-G Insurance Corporation, its Puerto Rico insurance agency. At December 31, 2005, the Company operated 34 bank branches in Puerto Rico, 33 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 63 mortgage offices in Puerto Rico, including 32 facilities located within R-G Premier’s banking branches.

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